Exhibit 4.7

EXECUTION COPY

PROPRIETARY AND CONFIDENTIAL

TESLA MOTORS, INC.

Common Stock Purchase Agreement

May 20, 2010

Toyota Motor Corporation

1, Toyota-cho, Toyota City

Aichi Prefecture 471-8571

Japan

Ladies and Gentlemen:

Tesla Motors, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to you (the “Purchaser”), that number of shares of common stock, par value $0.001 share (the “Common Stock”), of the Company as determined pursuant to the calculation set forth in Section 1(a) below (the “Shares”). The issuance and sale to the Purchaser of the Shares is to be consummated immediately subsequent to the closing of the issuance and sale of shares of Common Stock by the Company pursuant to an Underwriting Agreement to be entered into by and among the Company, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc., as representatives of the several Underwriters (the “Underwriters”) named therein, to the Underwriters in connection with the Company’s initial public offering pursuant to the Company’s Registration Statement on Form S-1 (File No. 333-164593), immediately prior to, or upon, the closing of which all of the outstanding shares of the Company’s preferred stock convert into shares of Common Stock (the “Qualified IPO”). Such Underwriting Agreement, in the form executed by the Company and the Underwriters in connection with the Qualified IPO is referred to herein as the “Underwriting Agreement”.

1. Purchase of the Shares by the Purchaser.

(a) The Company agrees to issue and sell the Shares to the Purchaser as provided in this agreement (the “Agreement”), and the Purchaser agrees to purchase from the Company the Shares at a price per share (the “Purchase Price”) equal to the per share initial public offering price in the Qualified IPO (prior to any underwriting discounts and commissions) (the “IPO Price”). The number of shares to be sold by the Company and purchased by the Purchaser shall equal the number of shares determined by dividing Fifty Million U.S. Dollars (US$50,000,000.00) by the IPO Price (rounded down to the nearest whole share).

(b) Payment for the Shares shall be made by wire transfer in immediately available funds to the account specified by the Company to the Purchaser, at the location and at the time of the closing of the Qualified IPO, subject to the satisfaction of the conditions set forth herein. The time and date of such payment for the Shares is referred to herein as the “Closing Date”.

Payment for the Shares to be purchased on the Closing Date shall be made against delivery to the Purchaser of the Shares registered in the name of the Purchaser, which Shares shall be uncertificated shares.

2. Registration Rights. In connection with the purchase of the Shares, the Purchaser shall become a party to the Company’s Fifth Amended and Restated Investors’ Rights Agreement, dated August 31, 2009, by and among the Company and the stockholders of the Company listed on Exhibits A-F attached thereto, as may be amended through the Closing Date (the “Rights Agreement”), by entering into an amendment to such Rights Agreement in substantially the form attached hereto as Exhibit A (the “Rights Agreement Amendment”), solely for the purposes of providing the Purchaser with certain registration rights as set forth in the Rights Agreement Amendment.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (except for the representations and warranties that specify that they are made as of the date that the Underwriting Agreement is entered into by the Company and the Underwriters (the “UA Execution Date”) and as of the Closing Date, which shall be made as of the UA Execution Date and as of the Closing Date):

(a) Organization and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority (corporate and other) to own its properties and conduct its business as now conducted, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to so qualify or be in good standing in any such jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and each subsidiary of the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation. For purposes of this Section 3, “Material Adverse Effect” means any material adverse change, or any development involving a prospective material adverse change, (i) in or affecting the general affairs, management, consolidated financial position, consolidated stockholders’ equity or consolidated results of operations of the Company and its subsidiaries, taken as a whole, or (ii) that could adversely affect, prevent or delay, in any material respect, the ability of Company to perform any of its covenants or obligations under this Agreement or the Rights Agreement, or to consummate the sale and issuance of the Shares or the other transactions contemplated hereby and thereby.

(b) Authorization; Enforceability. The Company has the requisite corporate power and authority to enter into this Agreement and the Rights Agreement Amendment and to perform its obligations hereunder and thereunder. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Rights Agreement Amendment, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance and delivery of the Shares has been taken and no other corporate proceedings on the part of the Company, its officers, directors or stockholders are necessary to authorize and approve this Agreement, the Rights Agreement Amendment or the transactions contemplated hereby and thereby. Each of this Agreement and the Rights Agreement Amendment has been duly executed and delivered by the Company and constitutes (or will constitute at the Closing Date) the valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms (i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws.

(c) Valid Issuance of Shares. The Shares have been duly authorized and, when issued and delivered against payment therefor as provided herein, will be validly issued and fully paid and non-assessable, and as of the UA Execution Date and the Closing Date will conform to the description of the Company’s Common Stock contained in the Prospectus (as defined in the Underwriting Agreement).

(d) No Conflicts. The issue and sale of the Shares, the compliance by the Company with this Agreement and the Rights Agreement Amendment and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company, or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, except in the case of (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Shares by the Company or the consummation by the Company of the transactions contemplated by this Agreement or the Rights Agreement Amendment, except (A) such consents, approvals, authorizations, orders, registrations or qualifications as may be required under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), state securities or Blue Sky laws, or (B) where the failure to obtain any such consent, approval, authorization, order, registration or qualification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) No Violation or Default. Neither the Company nor any of its subsidiaries is (i) in violation of its Certificate of Incorporation or Bylaws or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of (ii) for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Description of Capital Stock. As of the UA Execution Date and as of the Closing Date, the statements set forth in the Pricing Prospectus (as defined in the Underwriting Agreement) and Prospectus (as defined in the Underwriting Agreement) under the caption “Description of Capital Stock”, insofar as they purport to constitute a summary of the terms of the Company’s capital stock, are accurate, complete and fair in all material respects.

(g) Broker. The Company has not, and no director, officer or employee of it has, employed any broker or finder, or incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

(h) Representations in Underwriting Agreement. As of the UA Execution Date and as of the Closing Date, the Company hereby makes the same representations and warranties to the Purchaser as the Company shall make to the Underwriters pursuant to Sections 1(a)(i), 1(a)(ii), 1(a)(iii), 1(a)(iv), and 1(a)(v) (collectively, the “UA Reps”). For purposes of this Section 3(h), each reference in such UA Reps to “this Agreement” shall be deemed to be a reference to this Agreement.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date that:

(a) Organization and Qualification. The Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the country of Japan, with power and authority (corporate and other) to own its properties and conduct its business as now conducted, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to so qualify or be in good standing in any such jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Section 4, “Material Adverse Effect” means any material adverse change, or any development involving a prospective material adverse change, (i) in or affecting the general affairs, management, consolidated financial position, consolidated stockholders’ equity or consolidated results of operations of the Purchaser and its subsidiaries, taken as a whole, or (ii) that could adversely affect, prevent or delay, in any material respect, the ability of the Purchaser to perform any of its covenants or obligations under this Agreement or the Rights Agreement, or to consummate the purchase of the Shares or the other transactions contemplated hereby and thereby.

(b) Authorization; Enforceability. The Purchaser has the requisite corporate or other applicable organizational power and authority to enter into this Agreement and the Rights Agreement and to perform its obligations hereunder and thereunder. All corporate or other applicable organizational action on the part of the Purchaser, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Rights Agreement, and the performance of all obligations of the Purchaser hereunder and thereunder has been taken and no other corporate or other applicable organizational proceedings on the part of the Purchaser, its officers, directors or stockholders are necessary to authorize and approve this Agreement, the Rights Agreement or the transactions contemplated hereby and thereby. Each of this Agreement and the Rights Agreement has been duly executed and delivered by the Purchaser and constitutes (or will constitute at the Closing Date) the valid and legally binding obligations of the Purchaser, enforceable against the Purchaser in accordance with its terms (i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Rights Agreement may be limited by applicable federal or state securities laws.

(c) No Conflicts. The purchase of the Shares, the compliance by the Purchaser with this Agreement and the Rights Agreement and the consummation of the transactions herein and therein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Purchaser or any of its subsidiaries is a party or by which the Purchaser or any of its subsidiaries is bound or to which any of the property or assets of the Purchaser or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the corporate charter documents of the Purchaser, or (iii) result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Purchaser or any of its subsidiaries or any of their properties, except in the case of (i) and (iii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the purchase of the Shares by the Purchaser or the consummation by the Purchaser of the transactions contemplated by this Agreement or the Rights Agreement, except where the failure to obtain any such consent, approval, authorization, order, registration or qualification would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Purchase Entirely for Own Account. The Purchaser hereby confirms that the Shares will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

(e) Disclosure of Information. The Purchaser believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares.

(f) Restricted Securities. The Purchaser understands that the Shares are being issued in a transaction that was not, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Shares indefinitely unless they are registered with the Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(g) Japanese Securities Law Notice. The Purchaser understands that a registration statement under Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Law No. 25 of 1948, as amended, the “FIEA”) has not been and will not be filed in respect of the offer and sale of the Shares and the Shares are being offered to the Purchaser pursuant to Article 2, Paragraph 3, Item 2(c) of the FIEA.

(h) Legends. The Purchaser understands that the Shares may bear one or all of the following legends:

(i) “THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(ii) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended.

(i) Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Purchaser’s principal place of business is set forth in Section 8 below.

(j) Broker. The Purchaser has not, and no director, officer or employee of it has, employed any broker or finder, or incurred or will incur any broker’s, finder’s or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement.

5. Conditions of Purchaser’s Obligations. The obligation of the Purchaser to purchase the Shares on the Closing Date as provided herein is subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date, and except for the representations and warranties that specify that they are made as of the UA Execution Date and as of the Closing Date, in which case, as of the UA Execution Date and as of the Closing Date).

(b) Public Offering Shares. The Underwriters shall have purchased, immediately prior to the purchase of the Shares by the Purchaser hereunder, the Firm Shares (as defined in the Underwriting Agreement) at the same purchase price (less any underwriting discounts or commissions) per share payable by the Purchaser hereunder.

(c) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Shares.

(d) Amendment to Investors’ Rights Agreement. The Company, the Purchaser and the stockholders of the Company required to amend the Rights Agreement shall have executed and delivered to the Company and the Purchaser signature pages to the Rights Agreement Amendment, and the Rights Agreement, as amended, shall be in full force and effect.

6. Conditions of Company’s Obligations. The obligation of the Company to issue and sell the Shares on the Closing Date as provided herein is subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Purchaser contained herein shall be true and correct on the date hereof and on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to an earlier date, in which case, as of such earlier date).

(b) Public Offering Shares. The Underwriters shall have purchased, immediately prior to the issuance and sale of the Shares by the Company hereunder, the Firm Shares (as defined in the Underwriting Agreement) at the same purchase price (less any underwriting discounts or commissions) per share payable by the Purchaser hereunder.

(c) No Legal Impediment to Issuance. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any federal, state or foreign governmental or regulatory authority that would, as of the Closing Date, prevent the issuance or sale of the Shares; and no injunction or order of any federal, state or foreign court shall have been issued that would, as of the Closing Date, prevent the issuance or sale of the Shares.

(d) Lock-Up Agreement. The Purchaser shall have executed and delivered to the Company a lock-up agreement in substantially the form attached to the Underwriting Agreement (the “Lock-Up Agreement”), and the Lock-Up Agreement shall be in full force and effect.

7. Termination. This Agreement shall automatically terminate upon the earliest to occur of (i) the written consent of each of the Company and the Purchaser, (ii) the withdrawal by the Company of the Registration Statement, (iii) following the execution of the Underwriting Agreement, the termination of such Underwriting Agreement in accordance with its terms, or (iv) December 31, 2010, if the closing of the Qualified IPO has not occurred on or prior to such date.

8. Miscellaneous.

(a) Confidentiality. The Company and the Purchaser acknowledge that they have previously executed a mutual non-disclosure agreement dated May 6, 2010, as amended (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted and confirmed by any standard form of telecommunication.

If to the Company:

Tesla Motors, Inc.

3500 Deer Creek Rd.

Palo Alto, CA 94304

Fax: (650) 681-5203

Attention: Elon Musk

With a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Fax: (650) 493-6811

Attention: Larry W. Sonsini

If to the Purchaser:

Toyota Motor Corporation

1, Toyota-cho, Toyota City

Aichi Prefecture 471-8571

Japan

Fax: +81-565-23-5714

Attention: General Manager, Corporate Planning Division

With a copy to:

Morgan, Lewis & Bockius LLP

2 Palo Alto Square

3000 El Camino Real, Suite 700

Palo Alto, CA 94306

Fax: (650) 843-4001

Attention: Thomas W. Kellerman

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. This Agreement, including Exhibit A attached hereto, represents the entire agreement of the parties hereto with respect to the matters addressed in this Agreement. No party shall have the right to assign any of its rights or obligations under this Agreement without, in the case of the Purchaser, the prior written consent of the Company and in the case of the Company, the Purchaser.

(d) Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Santa Clara County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California).

(e) Waiver of Jury Trial. The Company and the Purchaser hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

(f) California Corporate Securities Law. THE SALE OF THE SECURITIES THAT ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

(g) Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

(h) Survival. The respective representations, warranties and agreements of the Company and the Purchasers contained in this Agreement shall survive the delivery of and payment for the Shares and shall remain in full force and effect, regardless of any investigation made by or on behalf of the Company or the Purchaser.

(i) Entire Agreement. This Agreement, the Rights Agreement Amendment, the Lock-Up Agreement and the Confidentiality Agreement constitute the full and entire understanding and agreement between the parties with regard to the specific subject matter hereof, and any and all other written or oral agreements relating to the specific subject matter hereof existing between the parties hereto are expressly cancelled.

(j) Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.

(k) Amendments or Waivers. No amendment or waiver of any provision of this Agreement, nor any consent or approval to any departure therefrom, shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(l) Headings. The headings herein are included for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

If the foregoing is in accordance with your understanding, please indicate your acceptance of this Agreement by signing in the space provided below.

Very truly yours,

TESLA MOTORS, INC.

By	/s/ Elon Musk
Elon Musk
Chief Executive Officer

EXECUTION COPY

PROPRIETARY AND CONFIDENTIAL

Accepted: May 20, 2010	TOYOTA MOTOR CORPORATION

	By	/s/ Akio Toyoda
Akio Toyoda,
President, Member of the Board

[Signature Page to Tesla Motors, Inc. Common Stock Purchase Agreement]

EXECUTION COPY

PROPRIETARY AND CONFIDENTIAL

EXHIBIT A

Form of Rights Agreement Amendment